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Exhibit 10.2

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SECURITIES BEING SOLD UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE LAWS AS MAY BE APPLICABLE, OR A WRITTEN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER OR SALE MAY BE EFFECTED WITHOUT THE REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Irvine, California	September 30, 2002

        FOR VALUE RECEIVED, the undersigned, SSP Solutions, Inc., a Delaware corporation (the "Company"), promises to pay to Wave Systems Corp., at Attention: Gerry Feeney, 480 Pleasant Street, Lee, Massachusetts 01238 (or at such other place as may, from time to time, be designated from time to time), in lawful money of the United States of America and in immediately available funds, the principal sum of Two Hundred Seventy Thousand Dollars ($270,000), or, such greater or lesser principal sum as may be outstanding from time to time under this Subordinated Convertible Promissory Note (this "Note") at the times provided herein (as defined below).

1.    Terms.

        This Note is executed and delivered by the Company pursuant and subject to that certain Termination and Mutual Release Agreement between the Company and Wave Systems Corp. dated effective as of August 31, 2002 (the "Termination Agreement").

2.    Payment of Interest.

        This Note shall not bear interest.

3.    Maturity of Note.

        This Note shall mature on December 31, 2005 (the "Maturity Date"); provided that if an Event of Default occurs (as defined in Section 9), the Maturity Date shall be accelerated as set forth in Section 10; provided further, that the Maturity Date may be extended as set forth in Section 8.1.

4.    Cancellation.

        After all principal at any time owed on this Note has been paid in full or converted into Common Stock, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

5.    Severability.

        The illegality or unenforceability of any provision of this Note shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Note.

6.    No Prepayment Penalty or Premium.

        The Company may prepay the whole or any part of the outstanding principal sum of this Note without prepayment penalty or premium.

7.    Subordination.

        7.1    Obligations Subordinated to Senior Debt.    Notwithstanding any provision of this Note to the contrary, the Company covenants and agrees, and the holder of this Note and any subsequent holder of this Note, by accepting this Note, likewise covenants and agrees, that all amounts owing, whether due or to become due, under this Note (the "Note Obligations") shall be subordinated to the extent set forth in this Section 7 to the prior payment of the Senior Debt (as defined below) in full when due, in cash or cash equivalents satisfactory to the holders of such Senior Debt. This Section 7 shall constitute a continuing offer to and covenant with all persons who become holders of, or continue to hold, Senior Debt (irrespective of whether such Senior Debt was created or acquired concurrently or after the issuance of this Note). The provisions of this Section 7 are made for the benefit of all present and future holders of Senior Debt, if any (and their successors and assigns), and shall be enforceable by them directly against every holder of this Note.

        7.2    Priority and Payment Over of Proceeds in Certain Events.

          (a)  Upon any payment or distribution of assets of the Company, whether in cash, property, securities or otherwise, in the event of any dissolution, winding up or total or partial liquidation, reorganization, arrangement, adjustment, protection, relief or composition, or assignment for the benefit of creditors of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization, relief or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of all or part of the assets and liabilities of the Company, including, but not limited to, upon the occurrence of any of the events described in Sections 9(c), 9(d) or 9(e) (the foregoing events herein collectively referred to as an "Insolvency Event"), all Senior Debt shall first be paid in full, in cash, or payment provided for in cash equivalents in a manner satisfactory to the holders of Senior Debt, before the holder of this Note or any subsequent holder of this Note shall be entitled to receive any payment or distribution of assets of the Company for application to any of the Note Obligations. Upon any Insolvency Event, any payment or distribution of assets of the Company, whether in cash, property, securities or otherwise, to which the holder of this Note or any subsequent holder of this Note would be entitled on account of the Note Obligations, except for the provisions of this Section 7, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of the Senior Debt or their representatives for application to the payment or prepayment of all such Senior Debt in full after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

          (b)  If there has occurred and is continuing a default in (i) the payment of all or any portion of any Senior Debt, or (ii) compliance by the Company with any covenant under the Senior Debt, unless and until such default shall have been cured or waived, the Company shall not make any payment on or with respect to any Note Obligations or acquire this Note (or any portion thereof) for cash, property, securities or otherwise and the holder of this Note shall not receive from the Company, directly or indirectly, any payment or distribution on account of the Note Obligations. The failure to make any payment with respect to the Note Obligations by reason of the provisions of this Section 7.2 shall not be construed as preventing the occurrence of an Event of Default; provided that any acceleration of payment of the Note Obligations resulting therefrom shall be automatically rescinded if and when all of the following conditions shall be simultaneously satisfied within 90 days after notice to the Company and the holders of the Senior Debt of the occurrence of such payment default: (i) the payment, the failure of which gave rise to the Event of Default is made and (ii) no other Event of Default shall have occurred and be continuing.

          (c)  If, notwithstanding the foregoing provisions prohibiting payments or distributions, any holder hereof receives any payment of, or on account of, any Note Obligations that were prohibited by this Section 7, before all Senior Debt shall have been paid in full, then and in such event such payments or distributions shall be received and held in trust for the holders of the Senior Debt and promptly paid over or delivered to the holders of the Senior Debt remaining unpaid to the extent necessary to pay in full, in cash or cash equivalents satisfactory to the holders of the Senior Debt, such Senior Debt after giving effect to any concurrent payment or distribution to the holder of such Senior Debt, provided, that any such payment which is, for any reason, not so paid over or delivered shall be held in trust by such holder for the holders of Senior Debt.

        7.3    Rights of Holders of Senior Debt Not To Be Impaired, etc.

          (a)  No right of any present or future holder of any Senior Debt to enforce the subordination and other terms and conditions provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act in good faith by any such holder, or by any noncompliance by the Company with the terms and provisions and covenants herein regardless of any knowledge thereof any such holder may have or otherwise be charged with.

          (b)  This Section 7 and the provisions of Section 2 may not be amended without the written consent of each holder of the Senior Debt, if any, and of the holder of this Note, and any purported amendment without such consent shall be void. No holder of Senior Debt shall be prejudiced in such holder's right to enforce the subordination and other terms and conditions of this Note by any act or failure to act by the Company or anyone in custody of their respective assets or property.

        7.4    Subrogation.    No payment of or distribution of or with respect to the Senior Debt pursuant to the provisions of this Note shall entitle the holder of this Note to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been paid and satisfied in full. After the payment of the Senior Debt in full and provided no payments are voidable, the holder of this Note shall be subrogated to the rights of the holder or holders of the Senior Debt to receive distributions applicable to the Senior Debt to the extent the distributions otherwise payable to the holder of this Note have been applied to the payment of the Senior Debt.

        7.5    Obligations of the Company Unconditional.    Nothing contained in this Note is intended to or shall impair, as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Note all Note Obligations as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the Senior Debt, the holder of this Note, any subsequent holder of this Note and other creditors of the Company (other than the holders of Senior Debt).

        7.6    Additional Rights of Holders of the Senior Debt.    If the Senior Debt has not been paid in full, in cash or cash equivalents satisfactory to the holders of the Senior Debt, at the time the Company is subject to an Insolvency Event, the holders of the Senior Debt are hereby irrevocably authorized, but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received in respect of any such Insolvency Proceeding and give acquittance therefor. Furthermore, in connection with any Insolvency Event, the holders of Senior Debt are irrevocably authorized to file a proof of claim for or collect the holder of this Note's claims for common stock hereunder hereunder first for the benefit of the holders of Senior Debt to the extent thereof and then for the benefit of holder of this Note (but without creating any duty or liability to the holder of this Note other than to remit to the holder of this Note distributions, if any, actually received in such proceedings after the Senior Debt has been paid and satisfied in full.

        7.7    Senior Debt Changes.    "Senior Debt" means an amount owing by the Company, including principal, interest (including any interest accruing during any bankruptcy proceeding), premium, if any, fees (including, without limitation, any commitment, agency, facility, structuring, restructuring or other fee), costs, expenses and indemnities, from time to time for indebtedness for borrowed money under notes, debentures or other evidence of indebtedness issued to, or agreements with, a bank, financial institution, institutional investor, investment fund or other lender for the purpose of obtaining working or permanent capital for the Company ("Senior Debt"). The holder of this Note hereby waives any and all notice of renewal, extension or accrual of any of the Senior Debt, present or future, and agrees and consents that without notice to or consent of the holder of this Note: (a) the obligations and liabilities of the Company or any other party or parties under the Senior Debt may, from time to time, in whole or in part, be renewed, refinanced, replaced, increased, extended, refunded, modified, amended, accelerated, compromised, supplemented, terminated, decreased, sold, exchanged, waived, or released; (b) the holders of Senior Debt and their representatives may exercise or refrain from exercising any right, remedy or power granted by any document creating or evidencing the Senior Debt or at law, in equity, or otherwise, with respect to the Senior Debt or in connection with any collateral security or lien (legal or equitable) held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith); and (c) any and all collateral security and/or liens (legal or equitable) at any time, present or future, held, given or intended to be given for the Senior Debt, and any rights or remedies of the holders of Senior Debt and their representatives in respect thereof, may, from time to time, in whole or in part, be exchanged, sold, surrendered, released, modified, perfected, unperfected, waived or extended by the holders of Senior Debt and their representatives.

        7.8    Execution of Subordination Agreement.    The holder of this Note agrees that, upon the request of any holder of Senior Debt, it shall execute and deliver a subordination agreement for the benefit of such holder of Senior Debt (in form reasonably acceptable to the holder of this Note and its counsel) reflecting the terms of this Section 7; provided, however that the foregoing shall not require holder of this Note to execute or deliver any agreement which provides for additional terms of subordination or otherwise adversely modifying (whether by change, addition or deletion) the terms hereof.

8.    Conversion.

        8.1    Automatic Conversion.    Subject to the conversion restrictions contained in subsection 6(d) of the Termination Agreement ("Conversion Restrictions"), if and to the extent the principal amount of this Note has not been repaid or voluntarily converted on or prior to the Maturity Date, as the same may be accelerated or extended, then the principal amount of this Note automatically will convert on the Maturity Date into such number of shares of Common Stock as is equal to the number determined by dividing the outstanding principal amount of this Note by the Conversion Rate (as defined below) in effect on the date of conversion and then adjusting such quotient, if necessary, pursuant to Section 8.6 below. If and to the extent the entire principal balance of this Note cannot be converted under this provision at the Maturity Date due to the Conversion Restrictions, then the greatest portion of the principal balance that may be converted without violating the Conversion Restrictions automatically will convert, and the Maturity Date of this Note shall then be extended for an additional five years.

        8.2    Optional Conversion.    Subject to the Conversion Restrictions, the holder of this Note and the Company each shall have the right, at any time or from time to time, to convert this Note, in whole or in part, into such number of shares of Common Stock as is equal to the number determined by dividing the principal amount of this Note to be converted by the Conversion Rate in effect on the date of conversion and then adjusting such quotient, if necessary, pursuant to Section 8.6 below. Each optional conversion shall be effected by delivery of written notice to the Company or the holder, as the case may be, by the party electing to effect the optional conversion, stating the amount of principal desired to be converted.

        8.3    Conversion Procedure in the Event of Conversion.    In the event of automatic conversion pursuant to Section 8.1, the outstanding principal amount of this Note will convert automatically without any further action by the Company whether or not this Note is surrendered to the Company or its transfer agent. In the event of elected conversion pursuant to Section 8.2, on the effective date of the notice of conversion, the portion of this Note specified in such notice to be converted shall be deemed converted. The Company will not be obligated to issue certificates evidencing the securities issuable upon any automatic or elected conversion of this Note unless this Note is either delivered to the Company or its transfer agent, or the holder of this Note notifies the Company or its transfer agent that this Note has been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. At its expense and without charge for any issuance tax, the Company will, as soon as practicable thereafter, issue and deliver to the holder of this Note a certificate or certificates for the number of shares to which the holder of this Note will be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company) in the name of the holder and in such denomination or denominations as the holder has specified in writing, together with a check payable to the holder of this Note for any cash amounts payable as described in Section 8.4. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the securities issuable with respect to such conversion will be validly issued, fully paid and non-assessable. The Company will not close its books against the transfer of the securities issued or issuable upon conversion of this Note in any manner that interferes with the timely conversion of this Note.

        8.4    Fractional Shares.    No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the holder of this Note upon the conversion of this Note, the Company shall pay to the holder of this Note an amount in cash equal to the product obtained by multiplying the Conversion Rate applied to effect such conversion by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this Note, the Company shall be released from all its obligations and liabilities under this Note.

        8.5    Adjustments to Conversion Rate.

        For purposes of this Note, the "Conversion Rate" shall initially be $1.35 and shall be adjusted from time to time in accordance with the provisions of this Section 8.5. "Capital Stock" means any and all shares, rights to purchase, warrants, options, convertible securities, participation or other equivalents of or interests (other than security interests) in (however designed and whether voting or nonvoting) corporate stock. "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

        (a) If the Company (i) declares a dividend, or makes a distribution in shares of Common Stock, on any Common Stock, (ii) subdivides or reclassifies any outstanding Common Stock into a greater number of shares, (iii) combines any series of outstanding Common Stock into a smaller number of shares, (iv) pays a dividend or makes a distribution on any Common Stock in shares of Capital Stock other than Common Stock or (v) issues by reclassification of Common Stock shares of Capital Stock, the conversion privilege and the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of the Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other Capital Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had the Note been converted immediately prior to the happening of such event. An adjustment made pursuant to this Section 8.5(a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event referred to above shall occur. If such dividend, distribution, subdivision, reclassification or combination is not so made, the conversion privilege and the Conversion Rate then in effect shall be readjusted to the conversion privilege and the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, reclassification or combination had not been declared or made, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made. In any case in which this Section 8.5 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of the Note converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (ii) paying to such holder any amount in cash in lieu of any fractional share of Common Stock.

        (b) If any of the following events occurs, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with another Person shall be effected as a result of which holders of Common Stock issuable upon conversion of the Note shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other Person, then the Company or such successor or purchasing Person, as the case may be, shall provide that the principal of the Note then outstanding shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of the Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such provisions shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this subsection 8.5(b). The above provisions of this subsection 8.5(b) shall similarly apply to successive reclassifications, consolidations, mergers and sales.

        (c) If after an adjustment the holder of the Note may, upon conversion of the Note, receive shares of two or more classes of Capital Stock, the Company shall determine on a fair basis the allocation of the adjusted Conversion Rate between the classes of Capital Stock. After such allocation, the conversion privilege and the Conversion Rate of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock set forth in this Section 8.5.

        8.6    Adjustments to Number of Shares Issuable Upon Conversion.

        If on the date of a conversion there are one or more Dilution Percentages in effect under Section 6 of the Termination Agreement (i.e., there are one or more Dilution Percentages that became effective but were not the subject of a readjustment pursuant to Section 6(c)(vii) of the Termination Agreement), then adjustment(s) to the number of shares issuable upon the conversion shall be made successively in the order in which the Dilution Percentages then in effect became effective, in the manner described in the following examples.

        (a) For example, if $135,000 of the $270,000 principal balance of the Note was to be converted at a Conversion Rate of $1.35 per share and if one Dilution Percentage of 20% was in effect on the date of the conversion, then the number of shares issuable upon the conversion without taking into account any adjustments pursuant to this Section 8.6 ("Basic Shares Number") would be 100,000 shares, and the Basic Shares Number would be adjusted by adding to the Basic Shares Number a number of a shares equal to the Dilution Percentage then in effect multiplied by the Basic Shares Number (i.e., 20% multiplied by 100,000), so that the adjusted number of shares to be issued upon the conversion would be 120,000 shares (i.e., 100,000 plus 20,000).

        (b) As a further example, if $135,000 of the $270,000 principal balance of the Note was to be converted at a Conversion Rate of $1.35 per share and a first Dilution Percentage of 20% and a subsequent Dilution Percentage of 6.25% were in effect on the date of the conversion, then the 120,000 shares calculated for the Dilution Percentage of 20% in the example in Section 8.6(a) would be further adjusted for the 6.25% Dilution Percentage by adding to the 120,000 shares the product of the 120,000 shares multiplied by 6.25%, so that the adjusted number of shares to be issued upon the conversion in this example would be 127,500 shares (i.e., 120,000 plus 7,500).

9.    Events of Default.

        The occurrence of any one of the following shall constitute an "Event of Default" hereunder:

        (a) the failure of the Company to pay any part of the principal on this Note when due, whether at stated maturity, by acceleration, or otherwise, which such failure shall continue for a period of ten days following such due date;

        (b) the default by the Company in the performance or observance in any material respect of any covenant, agreement or condition contained in the Termination Agreement or this Note which default shall continue for a period of 30 days following the date of delivery of a notice by the holder of this Note to the Company that such default has occurred and is continuing;

        (c) the Company (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commence a voluntary case under any bankruptcy or similar law (as now or hereafter in effect), (iv) files a petition seeking to take advantage of any other law providing for the relief of debtors, (v) fails to controvert in a timely manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any bankruptcy or similar law, or (vi) takes any action under the laws of its jurisdiction of organization analogous to any of the foregoing;

        (d) a proceeding or case is commenced against the Company in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all of any substantial part of its assets, or (iii) similar relief in respect of it, under any bankruptcy or similar law and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or any action under the laws or the jurisdiction of organization of such entity analogous to any of the foregoing shall be taken with respect to such entity and shall continue undismissed, or unstayed and in effect, for a period of 60 days; or

        (e) all or substantially all of the assets of the Company or any material portion thereof, are attached, seized, subject to a writ of distress warrant, or levied upon, or comes into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, and the same is not vacated, stayed, dismissed or set aside within 30 days after the occurrence thereof.

        10.    Remedies Upon an Event of Default.

        If any Event of Default occurs and is continuing, the holder of this Note may send a notice to the Company and, if any Senior Debt shall then be outstanding, a copy to the holders of the Senior Debt, stating that such notice is a "Notice of Intent to Accelerate" and declaring that the Maturity Date of this Note (if not then due and payable) shall be accelerated as provided in the next sentence. If at the time such notice is given, there is no Senior Debt outstanding, the Maturity Date shall be the date such notice is given. If at the time such Notice is given, there is Senior Debt outstanding, and the holders of the Senior Debt have not otherwise agreed, the Maturity Date of this Note shall be accelerated to the 180th day after such notice is given, provided that if such Event of Default is cured or duly waived on or before such 180th day, such notice and its consequences shall be deemed to be rescinded and annulled.

        11.    Certain Waivers.

        The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

        12.    Amendment.

        The provisions of this Note may not be changed, altered or modified except in a writing signed by the Company and the holder of this Note.

        13.    Transfer.

        This Note may not be assigned by the holder without prior written consent of the Company.

        14.    Applicable Law.

        This instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of California without regard to the conflicts of law principles of such state.

        15.    Waiver of Jury Trial.

        The Company and the holder of this Note each hereby irrevocably and unconditionally waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Note or the Termination Agreement or any other instrument or document delivered hereunder or any transaction contemplated thereby.

        16.    Notices.

        Any notice, demand, request, waiver or other communication required or permitted to be given under this Note shall be made in the manner set forth in the Termination Agreement.

        IN WITNESS WHEREOF, the Company has caused this Subordinated Convertible Promissory Note to be signed as of the date first written above.

SSP SOLUTIONS, INC., a Delaware corporation
By:	/s/ RICHARD M. DEPEW Richard M. Depew, President
By:	/s/ THOMAS E. SCHIFF Thomas E. Schiff, Chief Financial Officer

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SUBORDINATED CONVERTIBLE PROMISSORY NOTE